Exhibit 99.2
Diodes, Inc. Second Quarter 2008 Financial Results Script
Thursday, August 7, 2008 @ 10:00am CST / 8:00am PST
Call Participants: Dr. Keh-Shew Lu, Carl Wertz, Mark King and Richard White
Operator:
Good morning and welcome to Diodes Incorporated’s second quarter 2008 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Thursday August 7, 2008. I would now like to turn the call to Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good morning and welcome to Diodes’ second quarter 2008 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Carl Wertz; Senior Vice President of Sales and Marketing, Mark King; and Senior Vice President of Finance, Richard White.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, August 7, 2008. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes’ website at www.diodes.com.
And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu.

Dr. Keh-Shew Lu, President and CEO of Diodes
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
I am pleased to report another strong quarter for Diodes in which we reported record revenue at the high end of our guidance range and gross profits that increased 24 percent over the first quarter, exceeding the high end of our guidance. As previously announced, our second quarter results included one month of financial results from our June acquisition of Zetex.
As we have stated previously, the acquisition of Zetex offers substantial synergies that we believe will further enhance Diodes global leadership in discrete and analog semiconductor solutions. We have been analyzing Zetex’s business model for several years prior to announcing the acquisition, so we are prepared to capture the synergies of the combined companies, which we expect to realize over the next several quarters.
To note, Zetex was accretive on an operational basis for the June month.
In terms of timing, this acquisition occurs at a time of strength in Diodes’ development and growth, and will only enhance what we have accomplished to date. As all of our shareholders know, we have consistently achieved growth rates that have exceeded those of the industry, in addition to delivering profitable results quarter after quarter. Although the overall global economy is weak, we believe that our continued growth will be complemented by the addition of Zetex to our business by enhancing Diodes’ market position, expanding our product portfolio, and increasing exposure to the automotive and industrial markets, as well as broadening our presence in Europe.
Since closing in June, we have made significant progress in aligning and integrating the sales and distribution channels across all geographies, which Mark King will discuss with you in greater detail. And although we will continue to analyze the costs of manufacturing and operational synergies between our two companies in the coming quarters, our immediate focus is on capturing the revenue and growth synergies that are offered through this acquisition. We have a very experienced management team that has a proven track record of quickly and effectively integrating companies for maximum return for our shareholders, and I look forward to reporting our progress in the coming quarters. With that, I will turn the call over to Carl to discuss our second quarter financial results in more detail.

Carl Wertz, CFO
Thanks, Dr. Lu, and good morning everyone.
As Dr. Lu mentioned, our second quarter financials include one month of results from our acquisition of Zetex.
Revenue for the second quarter was $116 million, which was at the high end of our increased guidance range, representing an increase of 21 percent both sequentially and over the prior year period, and set an all-time record for the Company.
New product sales accounted for 30 percent of revenue and does not include the one-month of Zetex.
Gross profit for the second quarter of 2008 was $39.6 million, an improvement of 24 percent sequentially and 29 percent over the same period last year. Gross margin improved 70 basis points sequentially to 34.1 percent of revenue and 220 basis points from the year-ago quarter. Our gross profit results were above our increased guidance range and was driven by solid average selling prices, continued operational efficiencies and an improved product mix.
Selling, General & Administrative expenses for the quarter were $17.1 million, or 14.8 percent of revenue, which was an improvement from the first quarter on a percent of revenue basis. Absolute dollar increases were primarily due to Zetex’s operations. Included in second-quarter SG&A was $1.1 million of non-cash, FAS123R, share-based compensation. In the earnings release we have included a table to reconcile the impact of share-based compensation expense. Looking at the third quarter and with a full quarter of Zetex’s results, we expect SG&A to range between 15 and 15.5 percent of revenues.
Research and Development investment in the quarter was $5.0 million, or 4.3 percent of revenue. The increase as a percent of revenue reflects Zetex’s greater focus on wafer process technology as well as their depth of engineering resources, as we have stated previously. Looking at the third quarter, we believe that R&D will be approximately 5 to 5.5 percent of revenue as Zetex is fully factored into our quarterly results.
Other expense amounted to approximately $900,000 for the quarter, consisting of $2.6 million of interest income primarily related to our Auction Rate Securities Investments offset by $1.9 million of interest expense, primarily related to our convertible bonds, and a non-cash loss of $1.5 million related to a foreign currency hedge required by the Zetex acquisition. Although the hedge was an expense related to the Zetex acquisition purchase price, U.S. GAAP does not permit this hedge to be booked in the purchase price accounting; thus a P&L loss was recorded. However, even when considering this one-time charge, our operational performance was strong enough to cover the hedge loss.

Net other expense for the third quarter is expected to range between $2 to $2.8 million.
Our effective income tax rate in the second quarter was 16.8 percent, which was slightly higher than our expected range due to the earnings contribution from Zetex. For the full year of 2008, we expect the tax rate to range between 16 and 17 percent, which takes into consideration Zetex combined with our operations in lower tax jurisdictions, as well as our preferential tax treatment in Asia.
Adjusted net income was $15 million, or $0.35 per share. Fully diluted shares used to calculate adjusted earnings per share were 43.4 million. For the third quarter, we expect the fully diluted share count for GAAP earnings to be 43.0 to 43.4 million shares.
Adjusted net income for the second quarter excludes $1.2 million in non-cash, stock option expense, as well as the one-time, non-cash hedge loss related to the Zetex acquisition.
Cash flow from operations for the quarter was $13 million, and $23 million year-to-date.
Turning to the balance sheet, as of June 30th, we had $86 million in cash and short-term investments with $197 million in working capital. Long-term term debt, including the convertible bond and the loan related to the Zetex acquisition, was $400 million.
As discussed last quarter, we had $320 million invested in auction rate securities as part of our cash management program. The securities are currently valued using a third-party valuation methodology and are classified on our balance sheet as a non-current, long-term investment in the amount of $295 million.
We review impairments in accordance with FAS 115, as well as related guidance issued by the FASB and SEC in order to determine the classification of the impairment as “temporary” or “other-than-temporary”. In evaluating the ARS portfolio, we classified the 8 percent decline in value as temporary, and recorded the unrealized loss in “other comprehensive loss” on the balance sheet.
As we have stated previously, we consider the liquidity issue to be temporary and currently intend to hold these securities until a recovery of the auction process. We believe our cash flow should be sufficient for all of our operational requirements. We will continue to monitor the auction rate market and evaluate the securities at each quarter-end to determine the valuation required.
Inventory increased during the second quarter to $102 million, primarily as a result of the $30 million of Zetex inventory acquired. Without Zetex, inventory days increased slightly to 91 days from 88 last quarter.

Accounts receivable increased to $112 million with the inclusion of $18 million acquired from Zetex. Without Zetex, A/R days improved from 82 days to 80 days.
Capital expenditures were $12 million for the quarter and $26 million year-to-date. The majority of the investment was for manufacturing equipment in China, as well as a $5 million land purchase for our Dallas headquarters.
Going forward, as part of our wafer fab review plan, approximately $6.5 million of capital was authorized for Zetex to expand its 6-inch line, and we are also qualifying their 4-inch bi-polar process in our 6-inch line at Diodes-FabTech in order to increase capacity and reduce costs. For the year, we continue to expect to invest 10 to 12 percent of our revenues in Cap-Ex.
Depreciation expense for the second quarter was $9 million and $16.5 million for the year.
Turning to our Outlook...
As we look to the third quarter of 2008, we expect revenue to increase to between $134 and $142 million. Included in the total revenue guidance is the expectation of approximately $27 to $33 million of revenue associated with the Zetex acquisition. Additionally, we expect the overall gross profit to grow 13 to 20 percent from the second quarter.

Because of the one-month contribution of the acquisition of Zetex in the second quarter, we are providing a more detailed guidance for the third quarter only. The table is included in the earnings release. Any future guidance will not include the same level of detail or a breakout of the Zetex results since its operations will become an integrated part of our business.
We are in the process of obtaining third-party valuations as per FAS 141 for many of the Zetex assets and liabilities acquired, and as such, the fair market value adjustments and corresponding depreciation and amortization expenses are not provided in today’s guidance.
These purchase accounting rules should have no impact to the ongoing free cash flow of Diodes but will affect U.S. GAAP gross margins and net income in future periods.
With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...

Mark King, Senior VP of Sales and Marketing
Thank you, Carl, and good morning.
As Dr. Lu mentioned, we made significant progress during the quarter in aligning and integrating the sales and distribution channels across all geographies. Our marketing units have been combined and consolidated, and we are in the process of consolidating our rep organization and cross training on both product lines. And although the distribution channels and integration requirements vary with each geographic region, we have taken the appropriate steps to fortify many areas of the business in order to quickly combine our two organizations into one cohesive operation.
From an overall business perspective, I believe that Zetex’s infrastructure combined with its process knowledge, strong applications team, and solid technology will greatly benefit our company. Additionally, Zetex brings analog and application-centric exposure in categories where Diodes does not currently participate, in areas such as power management and LED-lighting.
With limited product overlap, we believe in the coming quarters we will be able to fully capitalize on the established sales organizations, cross-selling synergies, and expanded product offerings provided by the combined Company.

Since Zetex was only one month of revenue, let me begin the discussion with the segment breakout for Diodes only: computing represented 37 percent of revenue; consumer 34 percent; communications 15 percent; industrial 12; and automotive 2 percent. In terms of segment breakout, we expect with the Zetex impact, an increase in the industrial and automotive segments, which will add more balance to our industry distribution.
Let’s move on to our new products.
During the second quarter, we released 53 new products, including 6 analog, 13 discrete, 2 Hall devices, 22 MOSFETs, and 10 SBR® devices. As Carl mentioned, new products accounted for 30 percent of revenue.
Our new product revenue was driven by our continued expansion of our MOSFET product offerings, in particular our newly released MOSFETs used for load switches, DC/DC switching, and inverter applications for notebook PC, GPS, digital camera, inverters and DC fans.
Additionally, during the quarter we released a custom array product for an automotive keyless entry system, and a custom 3amp SBR® DFN device that is being used in a DC to DC converter for ultra thin LCD-TV’s. Both of these new products resulted in design wins in the quarter.
Also during the quarter, we released our first SBR® product in our patent pending T0220S package; and further expanded our omnipolar Hall sensor line with our 0.4 millimeter, slim bodied package targeting cell phones and portable devices.
In terms of overall design activity, it was another strong quarter with broad-based design wins across all regions at over 100 accounts globally. Design wins and in-process design activity were highlighted by:
•	AP2280 loadswitch wins in digital camera and digital picture frame

•	Omni Polar Hall Sensor wins in cell phone and multiple notebook platforms, including our recently announce AH1822

•	LDO wins for our AP7217 in DVD-read write, and our AP7173 in set-top boxes

•	We won our first two design wins in our recently announced SBR® product for a solar-panel application, as well as a notebook platform.

•	And multiple MOSFET wins in portable GPS, bluetooth headsets, notebook computers, and battery packs.
In regards to geographic breakout, Asia sales increased approximately 10 percent over the prior quarter, and represented 80 percent of total revenues. After a weak first quarter, we experienced a seasonal recovery in the computer and consumer industry, specifically in end-equipment of notebook, set-top boxes, LCD-TV and DC fan, coupled with improvements and increased demand in our subcontract packaging business.
OEM sales were up 16 percent, while distributor point of purchase was down 3 percent and distributor point of sales was up 7 percent over the first quarter. Distributor inventory was down in the quarter.
In terms of design activity in Asia, we had a strong quarter with 128 design wins at 57 customers that included 38 wins in analog, 47 in SBR® and 43 in discrete.
Now turning to North America, Discrete and analog sales remained flat compared to the prior quarter and represented 15 percent of total sales. Direct sales were up due to continued strength in set-top boxes and small increases in the industrial market. Distributor point of purchase decreased 1 percent after a very soft first quarter, and distributor inventory was up slightly. Distributors continue to have very conservative outlook on the economy. Distributor point of sales was down 4 percent sequentially.
In total, we achieved 59 design wins in North America during the quarter at 18 customers: 12 of these for analog, 44 discrete, and 3 in SBR®.
In terms of wafer sales, we were off 6 percent in the second quarter.

Sales in Europe were down 12 percent over the record first quarter as European demand softened, and in total, accounted for 5 percent of revenues. Distributor point of sales decreased 3 percent in the quarter.
Our design-win momentum in Europe continued to expand in the second quarter with 36 wins at 31 accounts: including 31 discrete and 5 analog design wins. Specifically, our high power SBR® product line received strong interest from the European customer base, and we believe these products have the potential to become a major contributor for our future growth in the region.
Zetex’s world wide sales performance trended positively in the quarter with strong design win momentum.
Regarding the Zetex integration efforts we have consolidated the combined sales organizations globally.
In North America, we realigned the rep network and trained 80 percent of them. We have also added the Zetex line to Arrow and Avnet, who have signed and placed initial stocking orders. This is a major step for the Zetex product line as it really expands the product reach. We estimate that better than 60 percent of the North America distributor serviceable market for semiconductors goes through Arrow and Avnet.

In Europe, combining resources of the direct sales teams supplemented by the rep organization in the outer regions has greatly expanded the reach of the combined Company. Moving forward, we will be combining the lines in the distribution network by moving the Zetex line into Rutronic, and Diodes products into some strong regional distributors. We expect to complete the remaining consolidation by the beginning of the fourth quarter.
In Asia, Zetex has the least distributor overlap with Diodes, so we expect to consolidate the channel over the next 3-6 months.
In summary, we believe Diodes is taking all the right steps towards becoming a global leading provider of complete analog and discrete solutions, and the acquisition of Zetex is an important component of that process. We continue to execute on our growth objectives and are well positioned to accelerate our growth through the extensive synergies of the combined companies. Our primary focus in the coming quarters will be on expanding sales, while capitalizing on the cost savings and other operational synergies provided through this acquisition.
With that, we will open the call for questions.
Q&A Session
Upon Completion of the Q&A...

Dr. Lu:
Thank you for your participation today; we appreciate your time and consideration.
Operator, we may now disconnect.